Dreyfus Institutional Reserves Funds (the “Registrant”)

-Dreyfus Institutional Reserves Treasury Fund

-Dreyfus Institutional Reserves Treasury Prime Fund

Item 77D: Policies with respect to securities investment:

The following changes became effective on January 13, 2014 regarding the investment policy of the Registrant:

The following information will supersede and replace the second sentence in the sections entitled “Fund Summary - Dreyfus Institutional Reserves Treasury Fund - Principal Investment Strategy” and “Fund Details – Goal and Approach – Dreyfus Institutional Reserves Treasury Fund”:

To pursue its goal, the fund normally invests only in U.S. Treasury securities backed by the full faith and credit of the U.S. government, including those with floating or variable rates of interest, and in repurchase agreements, including tri-party repurchase agreements, collateralized by U.S. Treasury securities and other securities issued or guaranteed as to principal and interest by the U.S. government.

The following information will supersede and replace the second sentence in the sections entitled “Fund Summary - Dreyfus Institutional Reserves Treasury Prime Fund - Principal Investment Strategy” and “Fund Details – Goal and Approach – Dreyfus Institutional Reserves Treasury Prime Fund”:

To pursue its goal, the fund normally invests only in U.S. Treasury securities backed by the full faith and credit of the U.S. government, including those with floating or variable rates of interest.